March 11, 2019

VIA ELECTRONIC MAIL

Joel Bonnette, Manager

Bombshell Technologies, LLC

25769 Royal Birkdale,

Denham Springs, Louisiana 70726

RE:LETTER OF INTENT
Dear Mr. Bonnette:

This letter of intent (“LOI”) is being sent on behalf of GROW CAPITAL, INC (“GC”), a Nevada corporation, regarding GC’s proposal to effectuate a merger between BOMBSHELL TECHNOLOGIES, LLC, a Nevada limited liability company (“Bombshell”) and GC whereby the Bombshell Shareholders (defined below) convey all of the right, title and interest in and to all of the issued and outstanding shares of capital stock of Bombshell (the “Ownership Interest”) in exchange for newly authorized shares of common stock of GC equivalent to the value of Bombshell, as determined by an independent appraiser and agreed by GC and Bombshell (the “Exchange Shares") to the Bombshell Shareholders. The exchange proposed below (the “Exchange”) is expressly subject to the approval of all parties interested in the Exchange. Each of Bombshell and GC shall be collectively referred to, herein, as the “parties” and each, individually, as a “party.”

It is currently contemplated by the parties that the general terms and conditions of the Exchange will be as follows:

1. Transaction Structure.

a.The Exchange is proposed as a stock-for-stock acquisition of Bombshell by GC and is intended by the parties to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

b.A material condition precedent to the Exchange will be the conversion of Bombshell as a business entity from a Nevada limited liability company to a Nevada corporation. The company has TEN THOUSAND (10,000) membership units issued and outstanding between its SIX (6) members. Upon the date of Bombshell’s successful conversion to a Nevada corporation (the “Conversion Date”), Bombshell shall authorize and issue shares of common stock to its then-stockholders (the “Shareholders”) in proportion to their current membership unit percentage interests.

c.As soon as practicable following the Conversion Date and receipt of all required regulatory approvals, including FINRA, satisfactory to GC, GC will authorize the Exchange Shares at a share price determined by the Thirty (30) Day Volume Weighted Average Price (the

“VWAP”) as of the Conversion Date, calculated through  3/12/2019

Joel Bonnette, Manager

Bombshell Technologies, LLC
March 11, 2019

d. Bombshell Shareholders shall convey ONE HUNDRED PERCENT (100%) of the issued and outstanding shares of capital stock of Bombshell to GC. As exclusive consideration for its acquisition of the Ownership Interest, GC shall issue the Exchange Shares to the Shareholders.

e.Subject to GC’s satisfaction that all of the Bombshell Shareholders are “accredited investors” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), GC anticipates the issuance of the Exchange Shares in the Exchange will be conducted as a private placement exempt from registration under Section 4(a)(2) under the Securities Act, and the rules and regulations promulgated thereunder. Accordingly, the securities to be issued in the Exchange will not have been registered under the Securities Act, or any state securities laws, at the time of the Exchange. GC will grant the Bombshell Shareholders customary registration rights to register the Exchange Shares received by the Bombshell Shareholders in the Exchange.

f.In agreeing to the overall transaction structure as described herein, and notwithstanding anything else herein, the parties further agree that (i) they will employ their commercial best efforts to ensure no material adverse tax consequences to GC upon a merger of Bombshell with GC; in the event of such material adverse tax consequences the purchase price will be adjusted by the return or cancelation of Exchange Shares sufficient to offset such consequences to GC (ii) all of the assets, tangible or intangible, used in, or arising out of, and the conduct of the business operations of Bombshell, are now and will be owned by Bombshell or otherwise properly held by Bombshell under valid leases, licenses or other enforceable contractual agreements; (iii) Bombshell has no subsidiaries; and (iv) there are no and there will not be other securities outstanding convertible or exchangeable into shares of capital stock, nor any agreements of any kind relating to the issuance of any shares of capital stock or other securities of Bombshell under the terms of any options, warrants or the like.

2. Consideration and Closing.

a. Exchange. On the terms and subject to the conditions set forth in this LOI, at the Closing (as defined below) (i) Bombshell’s Shareholders will sell, convey, transfer and assign to GC, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, and GC will accept from Bombshell’s Shareholders, ONE HUNDRED PERCENT (100%) of the outstanding securities of Bombshell consisting entirely of Bombshell’s shares of common stock authorized and issued upon the Conversion Date (the “Bombshell Shares”), in the individual amounts to be set forth in the SEA (as defined below), and (ii) in exchange for the conveyance of the Bombshell Shares, GC will issue to Bombshell’s Shareholders, and Bombshell’s Shareholders will accept from GC, a total number of newly issued shares of common stock of GC collectively valued at a share price determined as set forth in paragraph 1(c) above (the “GC Shares”), in the individual amounts to be set forth and allocated as per the terms

Joel Bonnette, Manager

Bombshell Technologies, LLC
March 11, 2019

of the SEA. Upon completion of the Exchange, all of the shares of capital stock of Bombshell shall be held by GC.

b. Section 368 Reorganization. For federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by this Exchange consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. The parties to this LOI hereby agree to take all actions necessary to ensure that, in the Definitive Documents (as defined below), the Exchange contemplated herein is duly structured, implemented, characterized as and understood to be a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of GC or Bombshell has taken or failed to take, and after the Closing Date (as defined below), GC shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

c. Conditions. GC’s obligation to close the proposed exchange would be subject to customary conditions, including:

i.the parties have secured and agreed upon an independent, third-party valuation of Bombshell;

ii.GC’s satisfactory completion of due diligence;

iii.approval of the proposed Exchange by the board of directors and Bombshell Shareholders;

iv.the parties’ execution and delivery of the definitive Stock Exchange Agreement (defined below);

v.the approval of an increase in the authorized shares of common stock of GC by GC’s board of directors and a majority of GC’s stockholders, and related approval by FINRA;

vi.receipt of all regulatory approvals and third-party consents on terms satisfactory to GC;

vii.no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of Bombshell;

viii.Bombshell's representations and warranties in the Stock Exchange Agreement being true and accurate at the closing; and

ix.no person or government entity having commenced or threatened to commence any litigation or proceeding to challenge, restrain, or otherwise interfere with the proposed Exchange.

d.Closing. The closing of the Exchange shall occur on April 30, 2019 (the “Closing”), or as otherwise agreed by the parties. The Closing will take place at time and place or manner as may be agreed upon by the parties. The date of the Closing may be agreed and changed by mutual agreement of the parties (the “Closing Date”).

Joel Bonnette, Manager

Bombshell Technologies, LLC
March 11, 2019

e. Anti-Dilution. The GC Shares issuable upon exchange and the Bombshell Shares to be exchanged pursuant to Section 2(a) shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in common stock of GC or common stock of Bombshell, as the case may be, which may occur between the date of execution of this LOI and the Closing, as to the GC Shares or Bombshell Shares, as the case may be.

3. The Definitive Documents.

a.The Stock Exchange Agreement. The parties agree to negotiate in good faith the proposed terms of a definitive Stock Exchange Agreement (the “SEA”), and any ancillary documents thereto and acknowledge that the SEA and such ancillary documents shall include customary representations, warranties, covenants, closing conditions, indemnities, escrows, and non-competition agreements that are usual and customary for this type of Exchange;

b.Intellectual Property Transfer Agreements. The parties agree to review and approve documents attendant to the irrevocable transfer, assignment, and conveyance to GC of any and all right, title, and interest in the United States and throughout the world in and to the intellectual property owned by Bombshell as necessary and appropriate;

c.Amended and Restated Bylaws. The parties agree to review and approve customary Amended and Restated Bylaws for GC (the “Bylaws”) pursuant to which GC and Bombshell will set forth their respective rights and obligations in connection with the management, incentives and future operation of GC;

d.Registration Rights Agreement. GC and the Bombshell Shareholders will enter into a registration rights agreement whereby GC will grant the Bombshell Shareholders customary registration rights; and

e.Any other agreements that may be necessary to effect the Exchange, as may be negotiated and agreed to by both parties, whether or not filed with any governmental agency or regulator (all of the documents listed under this Section 3 will be defined collectively as, the “Definitive Documents”).

4. Due Diligence. The parties shall provide reasonable access to each other and their respective legal counsel, accountants, consultants and other designated representatives (collectively, the “Parties’ Representatives”) to perform a due diligence review of all matters pertaining to the Exchange. The parties agree also to disclose or make available to the other party and the Parties’ Representatives, during normal business hours, such books, agreements, papers and records reasonably requested by such parties, relating to the Exchange. Furthermore, each party will cause the respective Parties’ Representatives to cooperate fully in connection with its due diligence investigation. In the event the parties terminate their discussions for any reason, each of the parties shall promptly return all documents and other materials provided to it.

Joel Bonnette, Manager

Bombshell Technologies, LLC
March 11, 2019

5. Confidentiality. Each party hereto agrees that it will not make any public disclosure, other than to its respective attorneys, accountants, consultants financial advisors and/or financing sources (who will be advised of the existence of the restrictions contained in this paragraph prior to disclosure), of the existence of this LOI or any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation (including applicable franchise laws), in which event the party contemplating disclosure will inform the other party of, and obtain their written consent to, the form and content of such disclosure, which consent will not be unreasonably withheld or delayed. Upon request by either party, the parties will return all written material delivered to it by the other party and will not retain any copies thereof.

6.Exclusivity. In consideration of GC incurring fees, expenses and other costs, and committing its management time and resources, in connection with the proposed Exchange, Bombshell agrees that during the Exclusivity Period, Bombshell shall not, directly or indirectly, offer to sell or enter into negotiations to sell any of its membership units or Bombshell Shares, and Bombshell shall refrain, and shall cause its officers, directors, employees, members, stockholders and any investment banker, attorney, accountant or other agent retained by it or them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, disposition, business combination by way of merger, consolidation, share exchange or other transaction, or purchase of all or any significant portion of the assets or business operations, or any controlling equity interest in, Bombshell. Bombshell shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to the foregoing.

For purposes of this Section 6, “Exclusivity Period” means the period commencing on the date of this LOI and ending at 5:00 p.m. P.S.T. on the date that is 180 days from the date of this LOI.

7.Expenses. Each party will pay its own costs and expenses in connection with the transaction contemplated herein, the Exchange, the Definitive Documents and the preparation of this LOI.

8.Indemnification. Bombshell represents and warrants that GC will not incur any liability of any kind or nature whatsoever in connection with the consummation of the Exchange and related transactions, to any third party with whom Bombshell or its agents have had discussions regarding the disposition of the Ownership Interests, and Bombshell agrees to indemnify, defend and hold harmless GC, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

9.Conduct of Business. Bombshell agrees that pending finalization of the Definitive Documents, Bombshell, in all material aspects, will operate its business only in the usual,

Joel Bonnette, Manager

Bombshell Technologies, LLC
March 11, 2019

regular and ordinary manner and in accordance with past practice so as to maintain the goodwill it now enjoys, and to the extent consistent with such operation, it will use its best efforts to preserve its present officers and employees and to preserve relationships with customers and others having business dealings with it, including, but not limited to, paying suppliers and vendors in accordance with its usual business practices in a timely fashion.

10.Governing Law. This LOI will be governed by the internal laws of the State of Nevada, and each party hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of Nevada or the United States District Court located in the State of Nevada.

11.Binding Effect. Except for Sections 5 & 6 which are intended to create binding obligations, it is understood that no legal obligation or liability to effect the Closing will be created by this LOI and that the legal obligations and the liabilities of the parties to effect the Closing are to arise only upon the duly authorized execution and delivery of the Definitive Documents.

* * *

Joel Bonnette, Manager

Bombshell Technologies, LLC
March 11, 2019

If you are in agreement in principle with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this LOI and returning it to GC. This LOI may be executed in multiple counterparts, each of which may be deemed an original and such counterparts together will constitute one and the same instrument.

Sincerely,

GROW CAPITAL, INC.

/s/ Jonathan Bonnette

JONATHAN BONNETTE, CEO

Enclosures

Acknowledged and Agreed:

/s/ Joel Bonnette

Joel Bonnette, Manager

BOMBSHELL TECHNOLOGIES, LLC